Exhibit 5.1

February 8, 2019

Twilio Inc.

375 Beale Street, Suite 300

San Francisco, California 94105

Re:          Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 13,331,735 shares (the “Shares”) of Class A common stock, $0.001 par value per share (“Common Stock”), of Twilio Inc., a Delaware corporation (the “Company”), including (i) 8,547,385 Shares that may be issued pursuant to the Company’s 2016 Stock Option and Incentive Plan (the “2016 Plan”), (ii) 1,000,802 Shares that may be issued pursuant to the Company’s 2016 Employee Stock Purchase Plan (the “2016 ESPP”) and (iii) 3,783,548 Shares that were reserved and available for issuance pursuant to the SendGrid, Inc. 2017 Equity Incentive Plan (the “2017 SendGrid Plan”). The share reserve of the 2017 SendGrid Plan was assumed by the Company in connection with the merger of Topaz Merger Subsidiary, Inc., a direct wholly-owned subsidiary of the Company, with and into SendGrid, Inc., with SendGrid, Inc. continuing as the surviving corporation and a direct wholly-owned subsidiary of the Company.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP